EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2022 Second Quarter Results

•Second quarter revenue of $18.9 million increased 11% from the prior year and 36% sequentially
•Route-based customer locations increased 17% to 17,400 from 14,900 in the prior year
•Professional market billings grew 15% compared to prior year second quarter
•Unused medication revenue increased 9% driven by increased Inner Liner sales
•Immunization-related mailback billings increased by $2.8 million sequentially as compared to 1Q22, from $1.8 million to $4.6 million, reflecting COVID-19 vaccines and booster shots administered in the Retail Pharmacy market
•Closed on Affordable Medical Waste acquisition on October 22, 2021
•Partnership with PharMerica recently announced to address the cost-effective and compliant management of unused medications in the long-term care market
•Cash balance of $36.0 million at December 31, 2021

HOUSTON, Texas, January 26, 2022 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the second quarter of fiscal 2022, ended December 31, 2021.

Revenue in the second quarter of fiscal 2022 grew 11% to $18.9 million, compared to $17.0 million in the same prior year quarter and grew 36% sequentially. Customer billings of $17.0 million decreased 8% compared to $18.5 million for the same prior year quarter. Second quarter 2022 gross margin increased to 35%, as compared to gross margin of 33% in the second quarter of 2021. SG&A increased by approximately $0.6 million or 17% to $4.4 million in the second quarter of fiscal 2022, compared to the same prior year quarter. The increase in SG&A is related primarily to $0.2 million in acquisition related costs, a $0.2 million increase in the accrual of management incentive compensation and continued investment in sales and marketing.

The Company reported operating income of $2.0 million in the second quarter of 2022, compared to operating income of $1.7 million in the second quarter of 2021. Sharps recorded net income of $1.4 million, or $0.07 per basic and diluted share, in the second quarter of fiscal 2022, as compared to net income of $1.2 million, or $0.07 per basic and diluted share in the second quarter of fiscal 2021. Sharps recorded improved EBITDA of $2.6 million in the second quarter of fiscal 2022 compared to EBITDA of $2.2 million in the second quarter of fiscal 2021. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “We delivered strong second quarter results as demonstrated by solid revenue growth, improved gross margin and consistent profitability, which we believe is reflective of our success in establishing Sharps as a leading and comprehensive provider of medical, pharmaceutical and hazardous waste management solutions. We were pleased with the 17% increase in the route-based customer locations which was directly related to continued demand for our solution offerings across the markets we serve, and particularly our Professional market billings which increased 15% for the second quarter. Unused medication billings increased 9% for the quarter as a result of a 25% increase in the number of MedSafe

Inner Liners sold for the quarter. The sequential $2.8 million increase in quarterly immunization-related customer billings was a result of retail pharmacies continuing to administer COVID-19 vaccines and booster shots. For the second quarter and fiscal year to date, the reduction in customer billings for the Long-Term Care segment was a result of significantly increased volume, in the prior year, driven by the impact of COVID-19 in Long-Term Care communities.”

Tusa added, “We pride ourselves on our ability to solve complex problems for our customers. The latest problem we are solving is the industry challenge regarding the proper, cost-effective, and compliant management of unused medications, including controlled substances and hazardous wastes, such as blood thinners, in the long-term care and assisted living markets. In fact, the Secure and Responsible Drug Disposal Act approved by the DEA in 2014 was written primarily to address proper and compliant unused medication management practices in long-term care communities which have been very inconsistent. To help customers meet the new requirements set forth in the new DEA rules, we designed the MedSafe to address the proper and cost-effective collection and destruction of unused medications, including controlled substances. MedSafe has seen solid demand from retail pharmacy and other settings, such as government, and we believe Sharps is the leader in the retail pharmacy and government markets for the cost-effective and compliant disposal of unused medications. We are now taking our vast knowledge, experience and success gained from introducing MedSafe in the retail pharmacy and government settings and bringing this solution to the long-term care and assisted living markets, where we believe the MedSafe has the opportunity to become the industry standard. We are excited about our recently announced partnership with PharMerica, a nationwide leader in long-term care pharmacy services, and look forward to working with them to solve a complex problem.”

Second Quarter Review

Professional market billings increased 15% to $5.2 million in the second quarter of fiscal 2022 as compared to $4.5 million in the second quarter of 2021 consistent with the increase in route-based customer locations.

Retail market billings grew 4% to $6.4 million in the second quarter of fiscal 2022 as compared to $6.1 million in the same prior year period. Within the retail market, immunization related orders were down slightly at $4.6 million in the second quarter of fiscal 2022 compared to $4.8 million in the prior year.

Pharmaceutical Manufacturer market billings decreased by $1.2 million to $1.9 million in the second quarter of fiscal 2022 as compared to $3.1 million in the same prior year period due to the timing of inventory builds for patient support programs, driving over half of the $1.7 million decrease in mailback solution billings.

Long-Term Care billings decreased by $0.3 million to $0.8 million in the second quarter of fiscal 2022 compared to $1.1 million in the prior year period, related primarily to heightened volumes of COVID-19 related waste management in the prior year, most of which adversely impacted the route-based business customer billings.

Home Health Care market billings decreased $0.8 million to $2.0 million in the second quarter of fiscal 2022 compared to $2.8 million in the second quarter of fiscal 2021 due to the timing of distributor orders, driving some of the $1.7 million decrease in mailback solution billings.

Billings for Unused Medications grew 9% to $1.9 million in the second quarter of fiscal 2022 as compared to $1.7 million in the same prior year period as result of the 25% increase in the number of MedSafe Inner Liners sold.

First Six Months Fiscal 2022 Results

Sharps recorded revenue of $32.8 million in the first half of fiscal 2022, an increase of 9% compared to revenue of $30.2 million in the first half of fiscal 2021. Customer billings decreased 7% to $29.7 million for the first half of fiscal 2022. Professional market billings increased 12% to $9.7 million in the first half of fiscal 2022 as compared to $8.7 million in the same prior year period. Retail market billings increased 5% to $10.2 million as compared to $9.8 million in the first half of fiscal 2021, with billings for flu shot / COVID-19 related orders relatively flat at $6.4 million, and unused medications billings also relatively flat at $2.2 million. Long-Term Care market billings decreased 35% to $1.5 million as compared to $2.4 million in the prior year period. During the first half of fiscal 2022, Pharmaceutical Manufacturer market billings decreased 44% to $2.4 million as compared to $4.2 million in the first half of fiscal 2021. Home Health Care market billings decreased 23% to $4.0 million for the first half of fiscal 2022 compared to $5.2 million in the first half of 2021.

Gross margin was essentially flat at 30.6% for the first half of fiscal 2022 as compared to 30.7% in first half of fiscal 2021 despite being negatively impacted by a $0.8 million increase in the fixed cost component of cost of sales. SG&A expense increased 14% to $8.6 million in the first half of fiscal 2022 compared to $7.5 million in the first half of fiscal 2021, related to $0.2 million in acquisition related costs, a $0.5 million increase in the accrual of management incentive compensation and the Company’s continued investments in sales and marketing. The Company recorded operating income of $1.0 million in the first half of fiscal 2022 as compared to operating income of $1.3 million in the first half of fiscal 2021.

Net income for the first half of fiscal 2022 was $0.6 million, or $0.03 per basic and diluted share compared to net income of $0.9 million or $0.06 per basic and diluted share for the first half of fiscal 2021.

Sharps recorded EBITDA of $2.2 million in the first half of fiscal 2022, consistent with EBITDA in the first half of fiscal 2021. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $36.0 million at December 31, 2021, compared to cash of $27.8 million at June 30, 2021. The Company had working capital of $42.8 million at December 31, 2021 compared to working capital of $27.9 million at June 30, 2021.

Mr. Tusa concluded, “Looking forward, we’re energized to continue capitalizing on the opportunities we’re seeing to grow our leadership position in all of the markets we serve and all solutions we offer. We continue to focus on the growth of our route-based business and complementing this with acquisition opportunities. The acquisition pipeline remains vibrant, and we believe we have the opportunity to close more acquisitions during the calendar year 2022.

“Regarding immunizations, we’ve seen that the ongoing emergence of new variants causes the COVID-19 related business landscape to remain fluid. As we move through the balance of fiscal year 2022, future immunization-related orders should be driven by the timing and volume of the continued roll out of COVID-19 shots and boosters. As a point of reference, only approximately 40% of fully vaccinated Americans have received a booster to-date. Additionally, there are new vaccines being developed to address specific variants, such as Omicron, which could be available by March of 2022. We remain confident that we are well positioned to continue to support our immunization customers, with mailback inventory and increased treatment capacity to meet the continuing demands of this business."

Second Quarter Fiscal Year 2022 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps Compliance conference call can be accessed by domestic callers by dialing (888) 506-0062. International callers may access the call by dialing (973) 528-0011. Callers should use conference entry code 618730. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through February 25, 2022. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 44124. Transcript will also be posted to the Sharps Compliance website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Executive Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Six-Months Ended
	December 31,			December 31,
	2021	2020	% Change	2021	2020	% Change

Revenue	$18,878	$17,011	11.0%	$32,793	$30,162	8.7%

Cost of revenue	12,271	11,374	7.9%	22,765	20,902	8.9%
Gross profit	6,607	5,637	17.2%	10,028	9,260	8.3%
Gross margin	35.0%	33.1%		30.6%	30.7%
SG&A expense	4,388	3,756	16.8%	8,588	7,544	13.8%
Depreciation and amortization	236	205		454	409

Operating Income	1,983	1,676		986	1,307
Operating margin	10.5%	9.9%		3.0%	4.3%

Interest income	14	—		14	—
Interest expense	(58)	(47)		(114)	(79)
Income associated with derivative instrument	27	10		34	15
Total other expense	(17)	(37)		(66)	(64)

Income before income taxes	1,966	1,639		920	1,243
Income tax expense	529	411		273	308
Net Income	$1,437	$1,228		$647	$935

Net Income Per Share
Basic and Diluted	$0.07	$0.07		$0.03	$0.06
Weighted Average Shares Outstanding
Basic	19,245	16,497		18,562	16,444
Diluted	19,400	16,929		18,656	16,875

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31,	June 30,
	2021	2021
ASSETS:
Current assets:
Cash	$36,001	$27,767
Accounts receivable, net	13,047	9,738
Inventory	6,821	6,114
Contract asset	18	20
Prepaid and other current assets	1,857	1,459
Total current assets	57,744	45,098
Property, plant and equipment, net	11,155	10,843
Operating lease right of use asset	9,073	8,353
Financing lease right of use asset, net	980	907
Inventory, net of current portion	957	989
Other assets	154	110
Goodwill	7,996	6,735
Intangible assets, net	2,772	2,239
Deferred tax asset, net	—	157
Total assets	$90,831	$75,431

Current liabilities
Accounts payable	$3,592	$2,922
Accrued liabilities	3,208	3,940
Operating lease liability	2,457	2,368
Financing lease liability	189	160
Current maturities of long-term debt	480	735
Contract liability	5,062	7,028
Total current liabilities	14,988	17,153
Contract liability, net of current portion	408	1,461
Operating lease liability, net of current portion	6,752	6,118
Financing lease liability, net of current portion	804	741
Other liabilities	23	45
Deferred tax liability, net	53	—
Long-term debt, net of current portion	3,172	3,329
Total liabilities	26,200	28,847
Stockholders' equity	64,631	46,584
Total liabilities and stockholders' equity	$90,831	$75,431

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$6,365	37.5%	$6,139	$226	3.7%
Professional	5,199	30.6%	4,538	661	14.6%
Home Health Care	2,028	11.9%	2,832	(804)	(28.4)%
Pharmaceutical Manufacturer	1,901	11.2%	3,062	(1,161)	(37.9)%
Long-Term Care	752	4.4%	1,060	(308)	(29.1)%
Government	564	3.3%	497	67	13.5%
Environmental	54	0.3%	179	(125)	(69.8)%
Other	137	0.8%	159	(22)	(13.8)%
Subtotal	17,000	100.0%	18,466	(1,466)	(7.9)%
GAAP Adjustment *	1,878		(1,455)	3,333
Revenue Reported	$18,878		$17,011	$1,867	11.0%

	Six-Months Ended December 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Retail	$10,232	34.4%	$9,786	$446	4.6%
Professional	9,716	32.7%	8,671	1,045	12.1%
Home Health Care	3,967	13.3%	5,180	(1,213)	(23.4)%
Pharmaceutical Manufacturer	2,397	8.1%	4,241	(1,844)	(43.5)%
Long-Term Care	1,530	5.1%	2,369	(839)	(35.4)%
Government	1,271	4.3%	1,012	259	25.6%
Environmental	85	0.3%	314	(229)	(72.9)%
Other	526	1.8%	321	205	63.9%
Subtotal	29,724	100.0%	31,894	(2,170)	(6.8)%
GAAP Adjustment *	3,069		(1,732)	4,801
Revenue Reported	$32,793		$30,162	$2,631	8.7%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended December 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$10,192	60.0%	$11,907	$(1,715)	(14.4)%
Route-Based Pickup	3,551	20.9%	3,491	60	1.7%
Unused Medications	1,865	11.0%	1,713	152	8.9%
Third Party Treatment	54	0.3%	179	(125)	(69.8)%
Other	1,338	7.8%	1,176	162	13.8%
Total Billings by Solution	$17,000	100.0%	$18,466	$(1,466)	(7.9)%

	Six-Months Ended December 31,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$15,749	53.0%	$18,346	$(2,597)	(14.2)%
Route-Based Pickup	6,750	22.7%	6,647	103	1.5%
Unused Medications	4,494	15.1%	4,074	420	10.3%
Third Party Treatment	85	0.3%	314	(229)	(72.9)%
Other	2,646	8.9%	2,513	133	5.3%
Total Billings by Solution	$29,724	100.0%	$31,894	$(2,170)	(6.8)%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Six-Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net Income	$1,437	$1,228	$647	$935
Income tax expense	529	411	273	308
Interest expense, net	44	47	100	79
Depreciation and amortization	584	500	1,166	923

EBITDA	$2,594	$2,186	$2,186	$2,245

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.